(Houston)

SCORES TRADEMARK LICENSE AGREEMENT

THIS AGREEMENT (the “Agreement”) is made and entered into this [14] day of [February] 2014 (the “Effective Date”) by and between SCORES LICENSING CORP., a Delaware corporation, with its principal office at 617 11th Avenue, New York, NY 10036 (“SLC”) and [Houston KP LLC], a [Domestic Limited Liability Company], with its principal office at 6340 Westheimer Road Houston, Texas 77057] (“Licensee”).

WITNESSETH:

WHEREAS, SLC is the authorized licensee of the SCORES trademarks listed on Schedule A hereto, which may be amended from time to time by SLC in its sole discretion, by providing Licensee with written notice of such changes (collectively, the “SCORES Trademarks”);

WHEREAS, Licensee is the owner and operator of an adult entertainment night club/restaurant to be located at 6340 Westheimer Road, Houston, Texas 77057(the “Location”) which will open to the public and be fully operational no later than six (6) months from the Effective Date (the “Business”);

WHEREAS, Licensee wishes to operate the Business under the name “SCORES” and to otherwise brand the Business with the SCORES Trademarks, and to offer and sell various related licensed products at the Location under the SCORES Trademarks; and

WHEREAS, SLC wishes to license the SCORES Trademarks to Licensee for use in connection with the Business pursuant to the terms and conditions of this Agreement.

NOW, THEREFORE, for and in consideration of the promises, covenants, and agreements contained herein, and for other good and valuable consideration, receipt of which is hereby acknowledged, SLC and Licensee (the “Parties”) agree as follows:

1.	LICENSE GRANT.

(a)	Business. Subject to the terms and conditions of this Agreement, SLC hereby grants to Licensee, and Licensee hereby accepts, an exclusive, non-transferable, non-sublicenseable sublicense during the Term of the Agreement, as specified in Section 15 below, to use the SCORES Trademarks at the Location (the “Territory”) solely to promote, market and otherwise brand the Business (the “Club License”).

(b)	Licensed Products. Subject to the terms and conditions of this Agreement, SLC hereby grants to Licensee a non-exclusive, non-transferable, non-sublicensable sublicense during the Term to use the SCORES Trademarks solely on or in association with the offering for sale and sale of licensed products as identified on Schedule A, which may be amended from time to time by SLC in its sole discretion, by providing Licensee with written notice of such changes (collectively, the “Licensed Products”) at the Location only (the “Merchandise License”). The Merchandise License does not grant to Licensee the right to produce, manufacture or have manufactured the Licensed Products. Nothing in the Merchandise License restricts SLC or its licensees from offering for sale or selling Licensed Products in or outside of the Territory. The Club License and the Merchandise License shall hereinafter be referred to collectively as the “Licenses”. The Licenses are granted subject to any previous licenses granted by SLC or SLC’s parent or affiliates prior to the Effective Date.

(c)	License Restrictions. All rights in and to the SCORES Trademarks not expressly licensed to Licensee pursuant to the Licenses herein are expressly reserved by and for SLC and Scores Holding Company, Inc., which has licensed the SCORES Trademarks to SLC and which is the owner of the SCORES Trademarks (the “Owner”). At no time shall Licensee use or otherwise exploit any of the SCORES Trademarks except as expressly provided in this Agreement. Without limiting the generality of the foregoing, SLC expressly reserves the right to sell, or enter into license agreements with other parties to sell, merchandise directly to any retail consumer by means of the Internet or other means of e-commerce or by catalog, direct mail, or by other similar means. Retail sales include retail sales in any authorized store.

2.	ROYALTIES AND OTHER PAYMENTS.

(a)	Royalty Amount. Licensee shall pay SLC a fixed fee of Ten Thousand Dollars ($10,000.00) per month (“Fixed Fee Royalty”) to be received by May 31, 2014. Please note SCORES™ will give SCORES Houston a $2,500 advertising allowance paid upon clearing of monthly $10,000 fee. This arrangement will be for the first 24 timely payments being current. Commencing on July 31, 2014, Licensee shall pay the Fixed Fee Royalty for two (2) consecutive years, and after such two-year period, for the remainder of the Term, Licensee shall pay SLC, on a monthly basis, the greater of 4.99% of Licensee’s monthly Net Revenue (as hereinafter defined) (the “Net Revenue Royalty”) or the Fixed Fee Royalty (collectively, the “Business Royalties”). “Net Revenue” means 100% of Licensee’s receipts received in connection with the operation of the Business (“Gross Revenues”), less all actual local sales taxes paid, amounts specifically designated by customers on credit card receipts as “tips for service”, credit card discount fees, and complementary food and beverage sales (not to exceed 5% of Licensee’s Gross Revenues). Gross Revenues include all revenues from operation of the Business including, but not limited to, liquor revenue, beer revenue, champagne revenue, shot girl house fees, wine revenue, non-alcoholic beverage revenue, food revenue, party revenue, admission fees club, admission fees for private or VIP rooms, room rental, humidor revenue, cigar revenue, cigarette revenue, candy revenue, novelty revenue (other than revenue from Licensed Products), valet revenue, coat check revenue, concession—cigarette, concession—bathroom, concession—massage concession—tarot, dressing room rent, house fees from entertainers, house fees from DJs, house fees from floor manager, house fees from service personnel, feature calendar, feature-novelty, feature-video, feature-cigar and Internet revenue and will also include the fee charged to customers for the purchase of Diamond Dollars™ and the fee paid by entertainers for cashing in Diamond Dollars™.

(b)	Licensed Product Royalties. Licensee will purchase all re-sellable Licensed Products from SLC, or SLC’s authorized affiliate. Licensee shall pay for all such Licensed Products on a cost plus twenty-five percent (25%) markup basis, unless otherwise agreed (the “Licensed Product Royalties”). For the avoidance of doubt, this Agreement does not grant Licensee the right to produce, manufacture or have manufactured Licensed Products for resale and any such production of Licensed Products shall constitute an infringement of SLC’s and/or Owner’s intellectual property rights.

(c)	Royalty Reports. Licensee shall furnish SLC with written reports describing in detail all Gross Revenues and Net Revenue, including all deductions taken from the Gross Revenue, relative to the Business (the “Royalty Reports”). The Royalty Reports shall be prepared and sent to SLC not later than ten (10) days following the end of each calendar month. Royalty Reports may be adjusted on a quarterly basis (if necessary, with SLC’s written approval), and shall be sent not later than ten (10) business days after each calendar quarter period ending in March, June, September and December of each year.

(d)	Payment. Payment of Royalties due under this Section shall be made within ten (10) business days after the end of each calendar month (or calendar quarter, with SLC’s prior written approval) during the Term.

3.	OPERATIONS.

(a) Licensee, at its sole cost and expense, shall operate and maintain the Business at the Location under the authority of this Agreement as prescribed herein and as permitted by federal, state and local laws, rules, regulations or orders.

(b) Licensee, at its sole cost and expense, shall provide any lighting, music, music programming, sound equipment, or any other equipment and facilities necessary for the proper operation of the Business at the Location.

(c) Licensee warrants that all food, beverages and merchandise shall be pure and of good quality. Licensee shall maintain adequate inventory control to ensure a constant supply of food, beverages and merchandise. Licensee shall operate any restaurant, bar or the facility that dispenses food or beverage in such manner as to maintain the highest health inspection rating.

(d) Licensee shall personally conduct operations under this Agreement and utilize an employee operations manager satisfactory to SLC. The designated manager must be available by telephone during all hours of operation. Licensee shall notify SLC in writing of the name(s) of the designated manager(s) as soon as such person(s) begin their employment with Licensee. Licensee shall promptly notify SLC of any changes to who the designated managers are and any changes in their contact phone numbers.

(e) Licensee shall at its sole cost and expense, provide a twenty-four (24) hour per day security system at the Location.

(f) Licensee shall prepare and provide to SLC, reports of major accidents or incidents involving law enforcement authorities occurring at the Location. Licensee shall promptly notify SLC, in writing, of any claim for injury, death, property damage or theft which shall be asserted against Licensee with respect to the Location. Licensee shall also designate a person to handle all such claims, including all insured claims for loss or damage pertaining to the operations of the Location and Licensee shall notify SLC in writing, as to said person’s name, address, phone number and e-mail address.

(g) Licensee shall promptly notify SLC of any unusual conditions that may develop in the course of the operation of this License Agreement such as, but not limited to, fire, flood, vandalism, casualty or substantial damage of any character.

4.	APPROVALS.

In order to preserve the value, goodwill and reputation of the SCORES Trademarks, Licensee and SLC shall consult with each other during the Term hereof with regard to any marketing, advertising or promotional activities pursuant to the Business and SLC will have the right to pre-approve in writing, (in its sole discretion), all advertisements, promotional, marketing and other similar materials, including but not limited to, the images and format of the Diamond DollarsTM and the images of the SCORES Trademarks for the Business (collectively, the “Promotional Materials”) in order to ensure consistent quality of same and adherence to any brand or marketing guidelines provided by SLC. Prior to using any Promotional Materials, Licensee shall send copies of all proposed Promotional Materials to SLC for SLC and/or Owner’s review. SLC agrees to use commercially reasonable efforts to inform the Licensee of the decision regarding any approvals within ten (10) days of receiving Promotional Materials for approval, provided, however, that SLC’s failure to provide such approvals during such 10-day period shall not be deemed to constitute approval. All Promotional Materials shall be deemed “works made for hire,” pursuant to the Copyright Act of 1976, as amended, and all rights in and to the copyrights to such Promotional Materials shall be owned by Owner.

5.	COMPLIANCE WITH APPLICABLE LAWS AND STANDARDS.

Licensee shall comply with all applicable laws, codes, regulations, orders and safety standards regarding the operation of the Business and the use of the SCORES Trademarks herein. SLC’s approval of Promotion Materials pursuant to Section 4 above in no way affects, alters, diminishes or waives Licensee’s obligations hereunder or Licensee’s obligations to indemnify SLC as set forth below.

6.	BOOKS AND RECORDS.

Licensee shall, for a minimum of three (3) years from their creation, keep full and accurate books of account, records, data and memoranda with respect to the Business and the Licenses granted hereunder. Licensee grants SLC, Owner and/or their duly authorized representatives the right during the Term of this Agreement and for a period of three (3) years past the expiration or termination of this Agreement, at their own cost and expense, to examine said books and records on reasonable notice, such examination to be conducted in such a manner as to not unreasonably interfere with the business of Licensee. Examinations shall not be conducted more than once in every three (3) month period. Licensee shall reasonably cooperate with SLC and/or Owner in the event SLC and/or Owner requests an audit hereunder. SLC, Owner and their representatives shall not disclose to any other person, firm, or corporation any information acquired as a result of any examination, provided, however, that nothing contained herein shall be construed to prevent SLC, Owner and/or their duly authorized representatives from using or disclosing said information in any court, arbitration, or other action instituted to enforce the rights of SLC and Owner hereunder, or in order to comply with applicable rules, regulations or court orders or to SLC and Owner’s shareholders, directors, officers, affiliates, employees, consultants and advisors on a need to know basis. In the event that an audit conducted pursuant to this Section 6 reveals an underpayment of monies due SLC or its affiliates of more than five percent (5%) for the audited period, such underpayment shall be paid by Licensee to SLC within five (5) business days of notice of the underpayment to Licensee, and Licensee shall be solely responsible to pay and/or reimburse SLC for the cost of such audit.

7.	INTELLECTUAL PROPERTY RIGHTS.

(a)	Ownership Rights. All right, title and interest in and to the SCORES Trademarks and related intellectual property are owned exclusively by the Owner. All uses by Licensee of the SCORES Trademarks under the License shall inure to the benefit of the Owner. In no event shall the granting of the Licenses set forth herein be deemed to convey or transfer to Licensee any ownership rights in or to any of the SCORES Trademarks. Licensee acknowledges that the SCORES Trademarks have acquired secondary meaning.

(b)	Notices. Licensee shall include all appropriate legal notices as required by SLC with respect to all promotional, packaging and advertising material.

(c)	No Challenge. Licensee acknowledges the exclusive ownership of all intellectual property rights in and to the SCORES Trademarks by Owner and will not take any action to interfere with or challenge said ownership, including but not limited to registering or attempting to register the same or similar marks or properties anywhere in the world, or commencing or participating in any cancellation or opposition proceedings or other litigations.

(d)	Protection. Licensee shall execute all documents and take all reasonable actions as SLC shall reasonably request to procure, preserve, confirm, evidence, establish, register, enforce and protect the rights of Owner in the SCORES Trademarks. Owner has the right, but not the obligation, to obtain at its own cost, appropriate statutory protection for the SCORES Trademarks, for any related intellectual property and/or for any advertising, promotional or packaging materials for the Licensed Products.

(e)	Infringements. Licensee agrees to give SLC prompt notification of any third-party actions that would constitute an infringement of the rights granted to it by this Agreement. SLC or the Owner of the SCORES Trademarks shall have the exclusive right to prosecute, at their own discretion, infringement actions against any third-party infringers, and any recoveries obtained therein shall belong exclusively to SLC or the Owner of the SCORES Trademarks. Licensee shall, at SLC’s expense, cooperate in all respects with the prosecution of said suits, including but not limited to being named as a party in any such suit, producing documents, appearing as witnesses, etc.

(f)	Unauthorized Use of SCORES Trademarks. SLC and/or Owner shall have the right to bring any action or proceeding deemed necessary by SLC and/or Owner against Licensee for Licensee’s unauthorized use of the SCORES Trademarks or for any breach by Licensee of any of the provisions in this Agreement regarding Licensee’s use of the SCORES Trademarks. SLC and/or Owner shall have the right to obtain immediate injunctive relief against Licensee in addition to any other remedies available to SLC and/or Owner.

(g)	Branding Guidelines. Licensee shall comply with all brand and/or marketing guidelines that SLC may provide to Licensee regarding use of the SCORES Trademarks. SLC shall have the right to terminate this Agreement for Licensee’s failure to cure any misuse of the SCORES Trademarks or other noncompliance of the brand and/or marketing guidelines.

(h)	Reversion of Rights. Upon termination or expiration of this Agreement all rights granted to Licensee under the Licenses and with respect to the SCORES Trademarks shall immediately revert to SLC and/or Owner, and Licensee agrees to immediately return to SLC all original artwork, models, samples, prototypes, renderings and drawings incorporating the SCORES Trademarks and to cease all uses of the SCORES Trademarks. All use by Licensee of the intellectual property rights of the SCORES Trademarks shall inure to the sole benefit of Owner. Licensee shall execute any and all documents necessary to confirm said reversions of rights and hereby appoints SLC as its attorney-in-fact for the sole and limited purpose of executing any such documents in the event Licensee is unwilling or unable to do so unless Licensee is relying upon the specific warranties set forth below.

(i)	Owner is a third-party beneficiary of the provisions in this Section 7 and can enforce them.

8.	REPRESENTATIONS AND WARRANTIES OF LICENSEE.

(a) Licensee represents and warrants that Licensee:

(i) shall commence operation of the Business at the Location within 90 days of the execution of this Agreement and within that time obtain all permits, approvals, and consents, including, but not limited to liquor license and zoning and use permits in order that the Licensee may lawfully operate the Business at the Location as an adult entertainment night club in the manner contemplated herein;

(ii) shall render all services of a quality equal to the quality of other Licensees of the SCORES Trademarks;

(iii) shall maintain facilities and trained personnel sufficient to perform its obligations under this Agreement;

(iv) shall maintain a commercially reasonable inventory of merchandise bearing the SCORES Trademarks;

(v) shall not promote or advertise during the Term of this Agreement, any services or items that are comparable and competitive with SLC and which bear the name or are associated with the name, of businesses that SLC deems to be directly competitive with SLC without SLC’s prior written consent or any other business which renders adult entertainment services, including but not limited to gentlemen’s clubs, whether live or online;

(vi) shall not produce, distribute or sell any other products which are substantially similar in design to the Merchandise, and shall not “knock off” the Merchandise (which shall be determined by using a standard that is broader than that for determining whether a copyright has been infringed); and

(vii) shall not take any action which creates any lien upon, mortgage or otherwise encumber the Licensee’s interest in this Agreement without the express prior written consent of SLC, which consent may be withheld in SLC’s sole and absolute discretion.

(b) Licensee hereby represents and warrants that Licensee has the right, power and authority to enter into this Agreement and receive the rights and license granted hereby and that all Promotional Materials used by Licensee in connection with this Agreement will not infringe any copyright, trademark, trade dress or other intellectual property right of any third party.

9.	COOPERATION AND LICENSING MEETINGS.

(a) Cooperation. Licensee agrees to fully cooperate with and provide SLC with advice and/or suggestions with respect to the rendering of services or sale of merchandise.

(b) Licensing Meetings. Licensee agrees to attend or cause its representative to attend, at Licensee's expense, Licensee meetings held by SLC at such locations as SLC may designate within the Territory or at SLC’s offices to organize and coordinate service, marketing and advertising strategies designed to promote the success of the SCORES Trademarks.

(c) Right to Inspect Location. SLC and/or its authorized representatives shall have the right at reasonable times without notice to inspect the Location and require that any violations of this Agreement be immediately cured.

10.	WARRANTIES/DISCLAIMERS OF SLC.

(a)	SLC represents and warrants to Licensee that:

(i)	Subject to any pre-existing licenses granted by the Owner of the SCORES Trademarks, SLC is the exclusive Licensee of the SCORES Trademarks and has the sole and exclusive rights to sublicense the same on the terms set forth herein;

(ii)	SLC has full power and authority to enter into this Agreement;

(iii)	To the best of SLC’s actual knowledge as of the Effective Date, the granting of the Licenses hereunder or the subsequent commercial exploitation of the Licenses during the Term does not violate the registered U.S. trademark rights of any third party; and

(iv)	To the best of SLC’s actual knowledge as of the Effective Date, there are no liens, encumbrances, security interests, claims, actions, proceedings, or judgments regarding the SCORES Trademarks which would in any way impede, hinder, impair or interfere with the Licensee’s rights hereunder.

(b)	EXCEPT FOR THE EXPRESS WARRANTIES OF SLC IN THIS SECTION 10, SLC AND ITS PARENT, AFFILIATES AND SUBSIDIARIES HEREBY DISCLAIM ALL WARRANTIES, EXPRESS OR IMPLIED, WITH RESPECT TO THE SCORES TRADEMARKS AND OTHERWISE, INCLUDING WITHOUT LIMITATION THE IMPLIED WARRANTIES OF MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE, AND NON-INFRINGEMENT.

11.	INDEMNIFICATION.

(a) Indemnification of Licensee. SLC agrees to indemnify and hold harmless Licensee from and against any and all third-party claims arising from the breach by SLC, as determined by a final, non-appealable court order or judgment, of any of SLC’s express warranties, set forth in Section 10, provided that Licensee provides SLC with prompt written notice of such claim, and such indemnification shall constitute Licensee’s sole and exclusive remedy with respect to any such alleged breach of warranty. Any claims made against Licensee which would result in SLC becoming obligated to indemnify Licensee hereunder shall not permit Licensee to withhold any amount due SLC hereunder. Licensee shall not settle or comprise any such indemnified claim without the prior written consent of SLC.

(b) Indemnification of SLC. Licensee agrees to indemnify, defend, and hold harmless SLC and Owner, and their subsidiaries, affiliates and licensor(s), and their shareholders, officers, directors, agents and employees from and against any and all claim, action, loss, expense, damages, or judgment arising out of or related to any claims of personal injury, product liability, wrongful death, negligence, strict liability or similar action, employee or contractor-related claims or suits, entertainer-related claims or suits, supplier-related claims or suits, and all claims or suits arising from the breach by Licensee of any of its third-party contracts or obligations or warranties under this Agreement or the violations of any applicable law or safety standard by or on behalf of Licensee and/or its subsidiary, affiliated or controlled company (if any). Licensee shall maintain, at its sole cost and expense, premises liability, liquor liability, workman’s compensation (in the amount required by the State of New York or applicable jurisdiction of the Territory), plate glass insurance (as per Licensee’s lease), commercial liability coverage and other customary insurance. The premises, commercial, and liquor insurance policies carried by Licensee must provide AAA insurance coverage of at least $3,000,000 per occurrence, naming SLC and Owner as additional insurers, and providing that such policy cannot be cancelled without thirty (30) days prior written notice to SLC. SLC may, at Licensee’s expense, retain counsel of its own choosing to defend said claims, and Licensee shall pay all fees and expenses of such counsel. All insurance shall be primary and not contributory. Licensee agrees to provide SLC with a copy of the insurance declarations and/or certificates within twenty (20) days following the Effective Date of this Agreement.

12.	TERMINATION.

(a) Termination For Default. In case either party fails to perform under or commits or allows to be committed a material breach of any of the terms and conditions of this Agreement, the other party may send written notice to the defaulting party, and such defaulting party shall then have the right to remedy such failure or default within thirty (30) days. If the default has not been cured within said thirty (30) days of notice to the defaulting party or is incapable of being cured, then the aggrieved party may terminate this Agreement immediately by a further notice in writing effective upon mailing. If SLC shall send notice of default to Licensee based on a failure to pay royalties, then Licensee shall cure such default within ten (10) days of such notice.

(b) Ongoing Covenants. Any termination under this Section 12 will be without prejudice to the rights and remedies of either party with respect to any provisions or covenants arising out of breaches committed prior to such termination.

(c) Insolvency; Bankruptcy. If a petition in bankruptcy is filed by or against Licensee, or Licensee becomes insolvent, or makes an assignment for the benefit of creditors, or any other arrangement pursuant to any bankruptcy law, or if Licensee discontinues its Business or if a receiver is appointed for it or its Business, to the fullest extent permitted by law at the time of the occurrence, the Licenses granted herein shall automatically terminate without any notice whatsoever being necessary. In the event this Agreement is so terminated, Licensee, its receivers, representatives, trustees, agents, administrators, successors, and/or assigns shall have no right to sell, use, exploit or in any way deal with or in the SCORES Trademarks or anything relating to it whatsoever except under the special consent and instructions of SLC in writing, in SLC’s sole discretion, which they shall be obliged to follow.

(d) Cessation of Business. Upon cessation of the Business by the Licensee for a period of greater than thirty (30) days for any reason other than Force Majeure, this Agreement and the Licenses granted herein shall terminate automatically.

(e) Sale or Transfer of Business. If Licensee seeks to sell its Business or the assets of stock of the Business or otherwise transfer control of the Business, Licensee shall give SLC at least sixty (60) days advance written notice. Upon such sale or transfer, all rights and obligations of the Parties relative to this Agreement shall cease and be of no further force or effect, and this Agreement and the Licenses granted herein shall be deemed terminated.

(f) Termination for Convenience. SLC may terminate this Agreement upon thirty (30) days written notice to Licensee for any reason or no reason without further obligation, provided, however, that upon such termination, Licensee shall pay to SLC all of its accrued Business Royalties and provide SLC with final Royalty Reports.

(g) Cessation of Use. Upon termination or expiration of this Agreement for any reason, the Licenses granted herein shall automatically terminate and Licensee shall immediately cease and desist all uses of the SCORES Trademarks, and all rights under the Licenses shall automatically revert to SLC or Owner, as determined by SLC. In no event shall Licensee make any uses of the SCORES Trademarks beyond the Term of this Agreement.

(h) Final Royalty Report. Within thirty (30) days after the expiration or termination of this Agreement, Licensee shall deliver to SLC any remaining Business Royalties due and owing and a final Royalty Report.

13.	REMEDIES.

(a) Relief In Equity Against Certain Defaults. In the event of a breach by Licensee of any of its obligations under this Agreement, Licensee acknowledges and agrees that, SLC will have no adequate remedies at law and that it will be irreparably damaged in the event that the provisions of this Agreement are not specifically enforced. Accordingly, Licensee agrees that (a) an action for specific performance of the obligations created by this Agreement shall be a proper remedy for such breach, or threatened breach, and (b) Licensee shall not assert as a defense or otherwise in such action an allegation or claim that would contravene the agreement set forth in this Section. Such equitable remedy shall, however, be cumulative not exhaustive and shall be in addition to any other remedies available to SLC for a breach or threatened breach of this Agreement, including the recovery of damages and legal fees.

(b) Other Rights. In addition to the right to termination pursuant to Section 12, SLC may take, upon any default by Licensee, whatever action it deems reasonably necessary to protect its rights and interests under this Agreement. The termination of this Agreement by SLC shall not be deemed an election of remedies by SLC any such termination shall be without prejudice to the rights or remedies which SLC might otherwise have against Licensee under law, in contract or in equity for breach of this Agreement.

(c) Equitable Relief. Licensee acknowledges that its failure to cease use of the SCORES Trademarks at the termination or expiration of this Agreement, except as expressly provided herein, will result in immediate and irreparable damage to SLC and to the rights of any subsequent licensee. Licensee acknowledges and admits that there may be no adequate remedy at law for such failure and Licensee agrees that in the event of such failure SLC shall be entitled to seek equitable relief and any other and further relief as any court with jurisdiction may deem just and proper. In the event of equitable relief in favor of SLC pursuant to the terms of this Section, it is the intent of the Parties that no undertaking (whether in the form of cash or surety bond) shall be required of SLC except to the extent of a nominal amount, if any, is otherwise expressly required by statute.

(d) Attorneys’ Fees. In the event that either party to this Agreement shall commence or otherwise be made a party to any suit, action, arbitration or other proceeding to interpret this Agreement, or to determine or enforce any right or obligation created hereby, if SLC is the prevailing party, SLC shall recover its costs and expenses incurred in connection therewith, including reasonable attorneys’ fees and costs of appeal, if any.

(e) Liquidated Damages. Any termination of this Agreement resulting from a breach or default by Licensee shall not relieve Licensee for many obligations which it had prior to the date of termination or from the continuing obligation to pay any Royalties for the balance of the Term. Notwithstanding the foregoing, the Parties acknowledge that the breach by Licensee of this Agreement would cause substantial damages to SLC, including, but not limited to, loss of "presence" in the marketplace while a successor or replacement Licensee is located, and that the extent of such damages would be difficult and impractical to ascertain. Accordingly, and without prejudice to SLC’s rights and remedies or Licensee's indemnification obligations, it is agreed that if SLC terminates this Agreement as a result of Licensee's breach or default, then SLC shall be entitled to recover from Licensee, as liquidated damages (in lieu of any recovery for Business Royalties, but not in limitation of any other remedies which SLC may have as a result of such breach or default such as the right to injunctive relief, the right to recover past due Business Royalties up to the date of termination, and reasonable attorneys’ fees and costs of collection incurred by SLC and due as of the date of termination), a sum equal to six (6) times the monthly pro rata amount of such Business Royalties due on the date of termination, provided, however, that if there are fewer than six (6) months remaining on the Term, then the foregoing amount shall be computed based upon the number of months remaining.

14.	CONDITIONS; CONFIDENTIALITY.

This Agreement and Licensee’s rights hereunder are conditioned upon Licensee’s compliance with the terms hereof, including, without limitation, the following:

(a)	Permits and Consents. Licensee, at its own cost, obtaining all permits, approvals and consents including, but not limited to, a liquor license and zoning and use permits in order that the Licensee may lawfully operate the Business in the Territory and at the Location as an adult entertainment night club and bar in the manner contemplated herein.

(b)	Operation of Business. SLC acknowledges that, with the exception of the SCORES Trademarks, the Business is owned solely by Licensee and that, absent an uncured default by Licensee, SLC will not interfere with the Business or the operations thereof and that control of the Business remains solely with Licensee, subject to Licensee’s compliance with all the terms and conditions of this Agreement.

(c)	Confidentiality. Licensee shall maintain in strictest confidence all of the terms and conditions of this Agreement, as well as, any other information or materials of SLC which are of a confidential and/or proprietary nature (the “Confidential Information”). Licensee shall use the Confidential Information received from SLC solely to fulfill Licensee’s obligations under this Agreement.

15.	TERM.

Unless earlier terminated in accordance with Section 12 by either party, the term of this Agreement shall commence on the Effective Date and continue for an initial term of five (5) years, with five (5) successive five (5)-year renewals, which renewals will occur automatically (collectively, the “Term”).

16.	LIMITATION OF LIABILITY.

EXCEPT WITH RESPECT TO LICENSEE’S INDEMNIFICATION OBLIGATIONS HEREUNDER AND/ OR CLAIMS ARISING OUT OF LICENSEE’S GROSS NEGLIGENCE OR WILLFUL MISCONDUCT OR LICENSEE’S VIOLATION OF THE INTELLECTUAL PROPERTY, LICENSE OR CONFIDENTIALITY RESTRICTIONS CONTAINED HEREIN, IN NO EVENT SHALL EITHER PARTY OR THEIR PARENTS (INCLUDING OWNER), AFFILIATES OR SUBSIDIARIES BE LIABLE FOR INDIRECT, INCIDENTAL, CONSEQUENTIAL, SPECIAL, EXEMPLARY OR PUNITIVE DAMAGES, REGARDLESS OF THE FORM OF ACTION, WHETHER IN CONTRACT, TORT OR OTHERWISE, EVEN IF SUCH PARTY HAS BEEN ADVISED OF THE POSSIBILITY OF SUCH DAMAGES. IN NO EVENT SHALL SLC’S OR OWNER’S LIABILITY TO LICENSEE ARISING OUT OF THIS AGREEMENT EXCEED, IN THE AGGREGATE, THE AMOUNTS PAID BY LICENSEE TO SLC UNDER THIS AGREEMENT DURING THE NINETY (90) DAY PERIOD IMMEDIATELY PRECEEDING THE ACCRUAL OF THE ALLEGED CAUSE OF ACTION. IN NO EVENT MAY ANY ACTION BY LICENSEE AGAINST SLC OR OWNER HEREUNDER BE ASSERTED MORE THAN ONE (1) CALENDAR YEAR AFTER THE CLAIM IN QUESTION HAS ACCRUED.

17.	REPRESENTATION.

It is expressly agreed and understood that neither party hereto is the agent or legal representative of the other and neither party has the authority, express or implied to bind the other or pledge its credit. This Agreement does not create a partnership or joint venture between the Parties.

18.	FORCE MAJEURE.

It is understood and agreed that in the event of an act of the government, war, terrorism, fire, flood or other natural disaster, or labor or manufacturing strikes which prevent the performance of this Agreement, such nonperformance will not be considered a breach of this Agreement, and such nonperformance shall be excused while, but not longer than, the conditions described herein prevail. The period of Force Majeure shall not exceed twelve (12) months. Either party may terminate this Agreement upon written notice to the other party if the Force Majeure event lasts for twelve (12) months or longer.

19.	NOTICES.

All notices, whenever required in this Agreement, will be in writing and sent by certified mail, return receipt requested, or via standard overnight courier, facsimile transmission or electronic mail, to the addresses designated by the Parties for such purpose. Notices will be deemed to have been given two business days following mailing, one business day after delivery to an overnight courier, and upon electronic confirmation of a facsimile transmission.

Notices To SLC:	Scores Licensing Corp.

617 11th Avenue, New York, NY 10036

Fax: (212) 246-0856

Attn: Howard Rosenbluth

E-mail: howardr@pecnyc.com

With a copy to: Jeffrey Weingart, Esq., Meister Seelig & Fein LLP, 140 East 45th Street, 19th Floor, New York, NY, 10017, Fax No. (212) 655-3535.

Notices to Licensee: [To Be Provided By Licensee]

20.	CONTROLLING LAW; VENUE.

This Agreement shall be construed In accordance with the laws of the State of New York, United Stated of America, and jurisdiction over the Parties and subject matter of this Agreement with respect to any controversy arising hereunder, in whole or in part, shall be exclusively in the federal or state courts located in the State of New York, County of New York. The Parties hereby irrevocably consent to the exclusive jurisdiction and venue of such courts.

21.	ASSIGNMENT.

This Agreement shall be binding upon and inure to the benefit of the Parties hereto and their respective permitted successors and permitted assigns, provided, however, that neither this Agreement, nor any of the rights, interests or obligations hereunder may be assigned by Licensee without the prior written consent of SLC, and any attempts to do so without the consent of SLC shall be void and of no effect.

22.	ENTIRE AGREEMENT.

This Agreement constitutes the entire agreement and understating between the Parties hereto. No other oral or written agreements or representations exist or are being relied upon by either party, all being merged herein. Any modifications or additions hereto must be made in writing and signed by the Parties.

23.	MISCELLANEOUS.

(a) The section headings used herein are for reference purposes only and do not affect the meaning or interpretation of this Agreement. If any provisions of this Agreement are for any reason declared to be invalid or illegal, the remaining provisions shall not be affected thereby.

(b) The failure of either party to enforce any or all of its rights hereunder as they accrue shall not be deemed a waiver of those rights, all of which are expressly reserved.

(c) This Agreement may be executed in more than one counterparts, all of which shall be deemed to be originals. Signatures delivered by electronic means shall be accepted and treated as original signatures.

(d) The following Sections of this Agreement shall survive the termination or expiration of this Agreement: 2, 6, 7, 11, 12, 13, 14 (c), 16, 19, 20, 21, 24 and 25.

24.	SECURITY INTEREST.

(a) In order to induce SLC to enter into this Agreement and to secure the complete and timely performance of Licensee’s obligations hereunder, Licensee hereby grants to SLC a security interest in Licensee’s receipts and receivables from the Business as collateral. In the event Licensee defaults under this Agreement, SLC may enforce against Licensee all the rights and remedies of a secured creditor with respect to Licensee’s receipts and receivables from the Business upon default under all applicable laws. In the event Licensee files for bankruptcy under the U.S. Bankruptcy Laws, SLC may enforce all rights and remedies of a secured creditor under the U.S. Bankruptcy Code.

(b) Licensee agrees to execute any and all documents necessary to perfect SLC’s security interest hereunder including, but not limited to, Financing Statement Form UCC-1 and any other security agreements and financing statements evidencing said security interest in such form as may be recorded and perfected according to applicable laws.

25.	SECURITY DEPOSIT.

A two month Security deposit shall be held by Licensor without liability for interest and as security for the performance by Licensee of Licensor’s covenants and obligations under this agreement, it being expressly understood that the Security Deposit shall not be considered an advance payment of royalties or other obligation but a measure of Licensor’s damages in case of default by Licensee. Unless otherwise provided by mandatory non-waive able law or regulation, Licensor may commingle the Security Deposit with Licensor’s other funds. Licensor may, from time to time, without prejudice to any other remedy, use the Security Deposit to the extent necessary to make good any arrearages of royalties or to satisfy any other covenant or obligation of Licensor hereunder. Following any such application of the Security Deposit, Licensee shall pay to Licensor on demand the amount so applied in order to restore the Security Deposit to its original amount. If Licensee is not in default at the termination of this agreement the balance of the Security Deposit remaining after any such application shall be returned by Licensor to Licensee. If Licensor transfers its interest in the premises during the term of this agreement, Licensor may assign the Security Deposit to the transferred and thereafter shall have no further liability for the return of such Security Deposit.

THIS AGREEMENT AND THE LICENSE GRANT CONTAINED HEREIN SHALL NOT BE CONSIDERED VALID UNTIL EXECUTED BY AN EXECUTIVE OFFICER OF SCORES LICENSING CORP.

IN WITNESS WHEREOF, the Parties hereto have executed this Agreement by their respective duly authorized representatives as of the date first written above.

SCORES LICENSING CORP.

By: /s/ Howard Rosenbluth	By: /s/ Anthony Quaranta

Print Name: Howard Rosenbluth	Print Name: Anthony Quaranta

Title: CFO	Title: Owner

Date: 5/12/14	Date: 5/2/14

SCHEDULE A

1.	SCORES Trademarks:

® trademark, U.S. Registration No. 1,830,135

International Classes: 6, 41, 42

® trademark, U.S. Registration No. 1,855,829

International Classes: 25, 41, 42

THE REAL MEN OF SCORESTM trademark, U.S. Serial No. 85/905,856

International Classes: 41, 43

SCORES COLLECTIONTM trademark, U.S. Serial No. 85/965,064

International Class: 35

DIAMOND DOLLARSTM

2.	Licensed Products:

Apparel, underwear, jewelry, novelties and other items, in each case subject to the prior written approval and consent of SLC.

-19-